Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”), is entered into effective as of July 13, 2020 (the “Effective Date”), by and between Citius Pharmaceuticals, Inc., a Nevada corporation with principal executive offices at 11 Commerce Drive, First Floor, Cranford, New Jersey 07016 (the “Company”), and Myron Czuczman, M.D., residing at 26 Quail Run, Randolph, NJ 07869 (the “Employee”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ Employee as its Executive Vice President, Chief Medical Officer and Employee desires to be employed by the Company, pursuant to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1. Employment. The Employee will be employed by the Company as its Executive Vice President, Chief Medical Officer and shall perform such duties as are consistent with such position, as well as such other duties as are reasonably requested by the Company from time to time (the “Services”). The Employee agrees to perform such duties faithfully, to devote substantially all of his working time, attention and energies to the business of the Company, and while he remains employed and subject to the terms of this Agreement, not to engage in any other business activity that is in conflict with his duties and obligations to the Company. Employee hereby accepts such employment and agrees to render the Services.

2. At Will Employment. The Employee’s employment under this Agreement shall commence on the Effective Date and shall continue thereafter until terminated by either party. Employee’s employment with the Company is at-will, and either party can terminate the employment relationship at any time, for any or no cause or reason, and with or without prior notice. Notwithstanding the foregoing, Employee may be entitled to severance benefits pursuant to Section 8 of this Agreement depending on the circumstances of his termination of employment with the Company.

3. Best Efforts. The Employee shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not during his employment with the Company be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Employee of his duties hereunder or the Employee’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

4. Compensation. As full compensation for the performance by the Employee of his duties under this Agreement, the Company shall pay the Employee as follows:

(a) Base Salary. The Company shall pay Employee an annual salary (the “Base Salary”) equal to Four Hundred Thousand Dollars ($400,000) per year. Payment shall be made in accordance with the Company’s normal payroll practices. The Base Salary will be subject to periodic review and adjustment at the Company’s discretion.

(b) Discretionary Annual Bonus. Employee will be eligible for a discretionary bonus of up to 35% of Employee’s Base Salary (the “Annual Bonus”) at year end. The actual amount of Employee’s Annual Bonus, if any, will be determined based on the Employee’s and the Company’s performance and in the discretion of the Company’s Chief Executive Officer and the Company’s Board of Directors (the “Board”) or a designated committee thereof. The Annual Bonus for any given year will be payable no later than March 15 of the year immediately following the year in which the Annual Bonus, if any, is earned. If Employee leaves the Company or is terminated for any reason before the final day of the bonus year, Employee will be ineligible for an Annual Bonus for that year; provided that, Employee will be eligible to receive a prorated Annual Bonus where his employment is terminated by the Company without Cause, or when Employee terminates his employment for Good Reason, before the final day of the bonus year, subject to the provisions of Section 8 below.

(c) Stock Options. The Company will grant to Employee stock options to purchase 500,000 shares of the Company’s common stock (the “Options”). The Options will be granted pursuant to the terms of the Company’s 2020 Omnibus Stock Incentive Plan (the “Plan”) and a related stock option grant agreement between Employee and the Company. The exercise price of the Options will be the Fair Market Value of the Company’s common stock on the date of grant, determined in accordance with the Plan. One-third of the total number of Options will vest on the first anniversary of the Effective Date, with the remainder vesting in 24 equal monthly installments thereafter, in each case subject to Employee’s continued employment with the Company on the applicable vesting dates.

(d) Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Employee under this Agreement.

(e) Expenses. The Company shall reimburse the Employee for all normal, usual and necessary expenses incurred by the Employee in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Employee’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(f) Other Benefits. During Employee’s employment at the Company, Employee will be eligible to participate in the Company’s then-current employee benefits programs applicable to Employee’s position, if any, on the same basis and subject to the same qualifications and limitations, as other similarly situated employees in the Company. All Company benefit plans will be governed by and subject to plan documents and/or written policies. These benefits may include group medical, dental and vision, group life insurance, AD&D insurance, STD and LTD insurance, and paid vacation and holidays. The Company reserves the right to amend, modify, and/or terminate any of its employee benefit plans or policies at any time.

(g) Vacation. Employee shall be eligible to accrue vacation days ratably throughout each calendar year of his employment, equating to 20 vacation days in a full calendar year, subject to the Company’s vacation plan or policy. Unless otherwise provided by the Company’s vacation policy, Employee shall be entitled to carry up to ten (10) days of unused, accrued vacation forward from one year of employment to the next and will be paid for unused accrued vacation time upon termination of employment.

5. Confidential Information and Inventions. As a condition of Employee’s employment hereunder, Employee will execute a Confidentiality and Assignment of Inventions Agreement in the form attached hereto as Exhibit A (the “Confidentiality Agreement”), which agreement is incorporated by reference herein and made a part hereof.

6. Non-Competition and Non-Solicitation. Employee understands and recognizes that his services to the Company are special and unique and that in the course of performing such services the Employee will have access to and knowledge of confidential and proprietary information and will become knowledgeable of and familiar with the Company’s customers as well as the Company’s business. Employee acknowledges that, due to the unique nature of the Company’s business, the loss of any of its clients or business flow or the improper use of its confidential and proprietary information could create significant instability and cause substantial damage to the Company and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by the Employee narrowly and fairly serves such an important and critical business interest of the Company. Therefore, Employee covenants and agrees as follow:

(a) Definitions. As used in this Agreement, the following terms have the meanings given to such terms below:

(i) “Business” means (A) acquiring, developing and commercializing drug products focused on adjunctive cancer therapies; (B) acquiring, developing and commercializing drug products for the treatment of hemorrhoids; (C) acquiring, developing and commercializing drug products in areas other than those listed in clauses (A) or (B); and (D) any other business that the Company is actively engaged in at the time of the date of termination, provided that this clause (D) shall only apply if Employee is involved with that other business.

(ii) “Customer” means (A) any Person who is or was a customer of the Company at the time of, or during the six month period prior to, the date of Employee’s termination and with whom Employee had dealings on behalf of the Company in the course of his employment with the Company, or about whom Employee received confidential and proprietary information in the course of his employment with the Company, and (B) any prospective customer to whom, within the six month period prior to the Employee’s date of termination, the Company had submitted proposals to for services of which Employee has knowledge, whether or not such proposals have yet to be executed into contracts, provided that, the Company has a legitimate expectation of doing business with such prospective customer, and provided further that the Employee has had material business contacts with such prospective customer on behalf of the Company, whether such contact was initiated by the prospective customer or by Employee.

(iii) “Company Employee” means (A) any Person who is an employee of the Company at the time of the date of Employee’s termination of employment, and (B) any Person who was an employee of the Company during the six month period prior to, the termination of Employee’s employment.

(iv) “Person” means any individual person, firm, partnership, joint venture, corporation, limited liability company, or other business entity.

(v) “Restricted Period” means the period commencing on the date of Employee’s termination of employment and ending six months thereafter, provided, however, that this period will be tolled and will not run during any time Employee is in violation of this Section 6, it being the intent of the parties that the Restricted Period will be extended for any period of time in which Employee is in violation of this Section.

(vi) “Restricted Territory” means any state, province or similar geographic subdivision in which the Company does business at time of, or in the six months immediately preceding, the Employee’s date of termination.

(b) Non-Competition. During his employment with the Company, Employee will not, on his own behalf or on behalf of any other Person, engage in any business competitive with or adverse to that of the Company. In addition, during his employment with the Company and during the Restricted Period, Employee will not (i) engage in the Business in the Restricted Territory, or (ii) hold a position based in or with responsibility for all or part of the Restricted Territory, with any Person engaging in the Business, whether as employee, consultant, or otherwise, in which Employee will use or disclose or be reasonably expected to use or disclose any confidential and proprietary information of the Company for the purpose of providing, or attempting to provide, such Person with a competitive advantage with respect to the Business. For purposes of clarification, nothing contained in this Section 6(b) shall be deemed to prohibit the Employee from acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than 5% of any class or series of outstanding securities of such corporation.

(c) Non-Solicitation. During his employment with the Company and during the Restricted Period, Employee will not, directly or indirectly, on Employee’s own behalf or on behalf of any other Person:

(i) Call upon, solicit, divert, encourage or attempt to call upon, solicit, divert or encourage any Customer for purposes of marketing, selling or providing products or services to such Customer that are similar to or competitive with those offered by the Company;

(ii) Induce, encourage or attempt to induce or encourage any Customer to reduce, limit or cancel its business with the Company;

(iii) Induce, encourage or attempt to induce or encourage any Customer to purchase or accept products or services competitive with those offered by the Company from any Person (other than the Company) engaging in the Business;

(iv) Otherwise interfere or engage in any conduct that would have the effect of interfering, in any manner, with the business relationship between the Company and any of the Company’s Customers; or

(v) Solicit, induce, or attempt to solicit or induce any Company Employee or any independent contractor (who is then engaged by the Company or was engaged by the Company in the prior six months) to terminate his or her employment or engagement with the Company or to accept employment or engagement with any Person engaging in the Business within the Restricted Territory.

(d) [Intentionally Omitted]

(e) Enforcement. In the event that the Employee breaches or threatens to breach any provisions of Section 5 (inclusive of the Confidentiality Agreement) or this Section 6, then the Company may suffer irreparable harm and monetary damages may be inadequate to compensate the Company. Accordingly, in addition to any other rights which the Company may have, the Company may (i) be entitled, without the posting of bond or other security, to seek injunctive relief to enforce the restrictions contained in such Sections and (ii) in addition to any equitable remedies, have the right to seek money damages for said alleged breach.

(f) Reasonableness and Severability. Each of the rights and remedies enumerated in Section 6(e) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. The Employee hereby acknowledges and agrees that the covenants provided for pursuant to Section 6 are essential elements of Employee’s employment by the Company and are reasonable with respect to their duration, geographic area and scope and in all other respects. If, at the time of enforcement of this Section 6, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the parties hereto agree that the maximum duration, scope or geographic area legally permissible under such circumstances will be substituted for the duration, scope or area stated herein. If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 6 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(g) Survival. The provisions of this Section 6 shall survive any termination of this Agreement.

7. Representations and Warranties.

(a) The Employee hereby represents and warrants to the Company as follows:

(i) Neither the execution or delivery of this Agreement nor the performance by the Employee of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Employee is a party or by which he is bound.

(ii) The Employee has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Employee enforceable against him in accordance with its terms. No approval or consent of any Person is required for the Employee to execute and deliver this Agreement or perform his duties and other obligations hereunder.

(b) The Company hereby represents and warrants to the Employee that this Agreement and the employment of the Employee hereunder have been duly authorized by and on behalf of the Company, including, without limitation, by all required action by the Board.

8. Separation Payments.

(a) If Employee’s employment is terminated by the Company without Cause (as defined below) or by Employee for Good Reason (as defined below), provided that Employee signs and does not revoke a general release of claims against the Company within the time period specified therein, but in no event later than 60 days after the termination date, in form and substance satisfactory to the Company and Employee (the “Release”), then the Company will provide Employee with the following benefits, referred to herein as the “Separation Benefits”:

(i) an amount of severance pay equal to Employee’s then-current Base Salary, paid less applicable taxes and withholdings over a period of 12 months following the date of termination (the “Separation Pay”);

(ii) a pro-rated portion of the Annual Bonus for which Employee is eligible for the year of termination, based on actual performance for the year as determined by the Board based on the period between the first day of the fiscal year in which the Annual Bonus is in force and the actual day of termination, and payable when the Company would otherwise have paid the Annual Bonus; and

(iii) provided that Employee properly and timely elects to continue his health insurance benefits under COBRA or applicable state continuation coverage law after the date of termination, reimbursement for Employee’s applicable health continuation coverage premiums actually paid, less the amount of any premium amount that would have been payable by Employee for such coverage, if any, if Employee had been actively employed by the Company, for a period of 12 months or until Employee becomes eligible for insurance benefits from another employer, whichever is earlier (the “COBRA Reimbursement”).

The Separation Pay described in clause (i) above will be payable to Executive over time in accordance with the Company’s payroll practices and procedures beginning on the 60th day following the termination of Executive’s employment with the Company, provided that the first installment will include all amounts that would have been paid if such payments had commenced effective on the date of termination. The COBRA Reimbursement shall continue for the specified period provided that (A) the Company may terminate the COBRA Reimbursement if Employee becomes eligible to receive health benefits pursuant to a plan maintained by a subsequent employer during such period, and Employee will promptly notify the Company of his becoming eligible for such coverage, and (B) the Company has the right to discontinue the reimbursement payment and pay to the Employee a lump sum amount equal to the current COBRA premium times the number of months remaining in the specified period if the Company determines that continued payment of the COBRA reimbursement is discriminatory under Section 105(h) of the Internal Revenue Code of 1986, as amended. If Employee is entitled to receive the Separation Benefits but materially breaches his obligations under this Agreement or any other agreement entered into by Employee and the Company (including but not limited to the Confidentiality Agreement) after termination of employment, the Company will be entitled to immediately stop paying any further installments of the Separation Benefits.

(b) For purposes of this Agreement, “Cause” shall mean Employee’s: (i) willful or repeated failure, disregard or refusal to perform his duties as an employee of the Company; (ii) willful misconduct with respect to Employee’s duties as an employee of the Company; (iii) material breach of any agreement between Employee and the Company (including but not limited to this Agreement or the Confidentiality Agreement); (iv) conviction on charges of, or plea of guilt or no contest to any felony or a misdemeanor involving illegal drugs or substances or moral turpitude (including entry of a nolo contendere plea); (v) engagement in a form of discrimination or harassment prohibited by law (including, without limitation, discrimination or harassment based on race, color, religion, sex, national origin, age or disability); and/or (vi) intentional or negligent act that injures or, in the reasonable opinion of the Company, has the capacity to injure, the operations or reputation of the Company. “Good Reason” shall mean any of the following occurring at the time of, or within 12 months immediately following, a Change in Control: (i) a material reduction in Employee’s Base Salary without his consent; (ii) any reduction or material change in his duties as Employee; (iii) a material breach by the Company (or by any successor) of the terms and conditions of any agreement between Employee and the Company; or (iv) any directive of the Company that would require Employee to commit any act or omission involving fraud, embezzlement, or unethical behavior or would bring Employee into substantial public or professional disgrace or disrepute. To effectuate a termination of employment for Good Reason, Employee must give the Company written notice of the termination within 30 days of the initial existence of the circumstances alleged to be the grounds for Good Reason, setting forth such circumstances in reasonable detail. The Company shall have 30 days following the receipt of such notification to cure the specific circumstances that constitute Good Reason. In the event the Company takes effective action to cure, Good Reason for termination shall not be deemed to exist with respect to the specific circumstances set forth in the written notice. “Change in Control” means the sale of substantially all the assets of the Company, any merger, consolidation or acquisition of the Company by or into another party, entity or person, and or any change in the ownership of more than 50% of the voting capital stock of the Company in one or more related transactions.

(c) This Section 8 sets forth the only obligations of the Company with respect to the termination of the Employee’s employment with the Company, except as otherwise required by law, and the Employee acknowledges that, upon the termination of his employment, he shall not be entitled to any payments or benefits which are not explicitly provided in Section 8 (other than payment of any accrued, unpaid Base Salary and accrued but unused vacation pay through the date of termination).

9. 409A Restrictions. The intent of the parties to the Agreement is that the payments, compensation and benefits under this Agreement be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, in this connection, the following shall be applicable:

(a) To the greatest extent possible, this Agreement shall be interpreted to be exempt or in compliance with Section 409A.

(b) If any severance, compensation, or benefit required by the Agreement is to be paid in a series of installment payments, each individual payment in the series shall be considered a separate payment for purposes of Section 409A.

(c) If any severance, compensation, or benefit required by the Agreement that constitutes “nonqualified deferred compensation” within the meaning of Section 409A is considered to be paid on account of “separation from service” within the meaning of Section 409A, and Employee is a “specified employee” within the meaning of Section 409A, no payments of any of such severance, compensation, or benefit shall made for six months plus one day after such separation from service (the “New Payment Date”). The aggregate of any such payments that would have otherwise been paid during the period between the date of separation from service and the New Payment Date shall be paid to the Employee in a lump sum on the New Payment Date. Thereafter, any severance, compensation, or benefit required by the Agreement that remains outstanding as of the day immediately following the New Payment Date shall be paid without delay over the time period originally scheduled, in accordance with the terms of this Agreement.

(d) The provisions of this Section 9 shall survive any termination of this Agreement.

10. Indemnification. The Company will indemnify Employee with respect to matters relating to his services as an officer and/or director of the Company, if applicable, to the extent set forth in the Company’s bylaws and in accordance with the terms of any other indemnification which is generally applicable to executive officers of the Company that may be provided by the Company from time to time. The Company will also cover Employee under a policy of officers’ and directors’ liability insurance that provides coverage that is comparable to that provided to any other executive officer or director of the Company, if applicable; provided the Company is not required to obtain or maintain such insurance if in the reasonable judgment of the Company’s Board such insurance cannot be obtained or maintained on reasonable terms.

11. Miscellaneous.

(a) This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of the State of New Jersey, without giving effect to its principles of conflicts of laws.

(b) The parties agree that any litigation arising out of or related to this Agreement or Employee’s employment by the Company will be brought exclusively in any state or federal court in Union County, New Jersey. Each party (i) consents to the personal jurisdiction of said courts, (ii) waives any venue or inconvenient forum defense to any proceeding maintained in such courts, and (iii) agrees not to bring any proceeding arising out of or relating to this Agreement or Employee’s employment by Company in any other court.

(c) This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

(d) This Agreement, and the Employee’s rights and obligations hereunder, may not be assigned by the Employee. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company, including any successors or assigns in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e) This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f) The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g) All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mails. Either party may designate another address, for receipt of notices hereunder by giving notice to the other party in accordance with this Section 11(g).

(h) This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i) The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(j) This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and intend it to be effective as of the Effective Date by proper person thereunto duly authorized.

Citius Pharmaceuticals, Inc.

By:	/s/ Myron Holubiak
Name:	Myron Holubiak
Title:	CEO

Employee

/s/ Myron Czuczman
Myron Czuczman, M.D.

Exhibit A

Confidentiality and Assignment of Inventions Agreement